May 13, 1997
                                                   (312) 368-4000
 Horizon Group, Inc.
 5000 Hakes Drive
 Norton Shores, Michigan  49441

     Re:  TAX OPINION FOR S-3 REGISTRATION STATEMENT

 Ladies and Gentlemen:

     Pursuant to the Registration Statement on Form S-3 filed by Horizon Group, Inc., a Michigan corporation ("Horizon" or the "Company"), with the
  Securities and Exchange Commission on or about May 13, 1997 (the "Registration Statement"), you have requested our opinion, as counsel to
  Horizon, concerning (i) the qualification and taxation of Horizon as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) the information in the Prospectus (the "Prospectus") as contained in the Registration Statement under the
   heading   "FEDERAL   INCOME  TAX  CONSIDERATIONS."    Unless   otherwise
  specifically defined herein, all capitalized terms have the meaning assigned to them in the Prospectus.

     In connection with rendering the opinions expressed below, we have examined originals (or copies identified to our satisfaction as true copies of the originals) of the following documents (collectively, the "Reviewed Documents"):

     (a) Amended and Restated Limited Partnership Agreement of Horizon/Glen Outlet Centers Limited Partnership, a Delaware limited partnership ("Horizon/Glen Operating Partnership"), dated as of July 14, 1995, as amended (the "Partnership Agreement");

     (b)  The Registration Statement; and

     (c) Such other documents as may have been presented to us by Horizon from time to time.

     In addition, we have relied upon Horizon's certificate (the "Officer's Certificate"), executed by a duly appointed officer of Horizon, setting forth certain representations relating to the organization and operation of Horizon and Horizon/Glen Operating Partnership. For the purposes of our opinion, we have not made an independent investigation of the facts set forth in the documents we reviewed. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion. In the course of our representation of Horizon, no information has come to our attention that would cause us to question the accuracy or completeness of the representations contained in the Officer's Certificate or of the Reviewed Documents in a material way.

     In our review, we have assumed, with your consent, that all of the representations and statements set forth in the documents we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. We have also assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

     In rendering these opinions, we have assumed that the transactions contemplated by the Reviewed Documents will be consummated in accordance with the terms and provisions of such documents, and that such documents accurately reflect the material facts of such transactions. In addition, the opinions are based on the correctness of the following specific assumptions: (i) Horizon and Horizon/Glen Operating Partnership will each be operated in the manner described in the Partnership Agreement or other organizational documents and in the Prospectus, and all terms and provisions of such agreements and documents will be complied with by all parties thereto; (ii) Horizon/Glen Operating Partnership will be classified as a partnership for federal income tax purposes; (iii) each partner in Horizon/Glen Operating Partnership has been motivated in acquiring its partnership interest by its anticipation of economic rewards apart from tax considerations; (iv) Horizon is a validly organized and duly incorporated corporation under the laws of the State of Michigan; and
 (v) there has been no change in the applicable laws of the States of Delaware or Michigan, or in the Code, the regulations promulgated thereunder by the Treasury Department, and the interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist at the date of this letter. With respect to the last assumption, it should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could affect our conclusions. Moreover, Horizon's qualification and taxation as a REIT depends upon Horizon's ability to meet, through actual annual operating results, distribution levels and diversity of share ownership and the various qualification tests imposed under the Code, the results of which will not be reviewed by the undersigned. Accordingly, no assurance can be given that the actual results of Horizon's operations for any one taxable year will satisfy such requirements.

     Based upon and subject to the foregoing, it is our opinion that:

     (1) Horizon was organized and has operated in conformity with the requirements for qualification as a REIT under the Code for its taxable year ended December 31, 1996, and Horizon's proposed method of operation, as described in the Prospectus and as represented in the Officer's Certificate, will enable it to satisfy the requirements for qualification and taxation as a REIT under the Code.

     (2) The statement of federal income tax matters and consequences described in the Prospectus under the heading "FEDERAL INCOME TAX
 CONSIDERATIONS," to the extent that it constitutes matters of law or legal conclusions, has been reviewed by us and is correct in all material respects.

     Other than as expressly stated above, we express no opinion on any issue relating to Horizon and Horizon/Glen Operating Partnership, or to
 any investment therein.

     For a discussion relating the law to the facts and the legal analysis underlying the opinion set forth in this letter, we incorporate by reference the discussion of federal income tax issues, which we assisted in preparing, in the section of the Prospectus under the heading "Federal Income Tax Considerations." We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter, and we are not undertaking to update the opinion letter from time to time.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This opinion may be incorporated by reference in any subsequent abbreviated registration statement of Horizon to the extent such incorporation is permitted under the Securities Act of 1933, as amended. This opinion letter has been prepared solely for your use in connection with the Registration Statement and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

                                   Very truly yours,


                               /S/    RUDNICK & WOLFE



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